EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Partners
Regency Energy Partners LP:

We consent to the incorporation by reference in the registration statements No. 333-140088, No. 333-167082, and No. 333-178573 on Form S-8 and registration statements No. 333-169307, No. 333-169901, No. 333-174578, No. 333-181690, and No. 333-185179 on Form S-3 of Regency Energy Partners LP of our reports dated February 18, 2011, with respect to the consolidated statements of operations, comprehensive income (loss), cash flows, and partners' capital and noncontrolling interest for the period from May 26, 2010 to December 31, 2010, the period from January 1, 2010 to May 25, 2010.

KPMG LLP

Dallas, Texas
August 9, 2013